[LETTERHEAD OF RULE INDUSTRIES, INC.]


December 29, 1995

Dear Stockholder:

         Reference is hereby made to the Proxy Statement dated December 13, 1995 (the "Proxy Statement") that previously was mailed to stockholders of Rule Industries, Inc., a Massachusetts corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at a Special Meeting of Stockholders to be held on January 12, 1996 (the "Special Meeting"), to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 11, 1995, as amended (the "Merger Agreement"), among Greenfield Industries, Inc., a Delaware corporation ("Greenfield"), Rule Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of Greenfield ("Acquisition"), and the Company, pursuant to which Acquisition will be merged (the "Merger") with and into the Company, and the Company, which will be the corporation surviving the Merger, will be acquired by, and become a wholly owned subsidiary of, Greenfield upon the terms described in the Proxy Statement. THIS LETTER CONTAINS IMPORTANT NEW INFORMATION RELATING TO THE CONSIDERATION TO
BE RECEIVED IN THE MERGER, AND STOCKHOLDERS ARE URGED TO
READ THIS LETTER AND THE PROXY STATEMENT IN THEIR ENTIRETY. Capitalized terms that are not defined in this letter have the respective meanings set forth in the Proxy Statement.

         On December 26, 1995, a panel of the New York
Regional Office of the American Arbitration Association (the "Panel") issued a decision with respect to the arbitration proceedings (the "Disston Arbitration Proceedings") between
The Disston Company ("Disston") and Sandvik, Inc.
("Sandvik"). As a result of that decision, no proceeds will be received by the Company or its stockholders from the Disston Arbitration Proceedings and the Company has cancelled its previously-announced plans to establish the Liquidating Trust for the benefit of its stockholders to receive arbitration proceeds. In addition, the Company and Greenfield will not enter into an indemnification agreement pursuant to which Greenfield would have been entitled to be indemnified against, and to recover only out of amounts held in the Liquidating
Trust for, any liability arising out of (i) any violation of federal or state securities laws or related common law or statutory violations by the Company prior to the date of the Proxy Statement and arising out of or relating to the Disston Arbitration Proceedings or the facts underlying the Disston Arbitration Proceedings, (ii) certain environmental claims, if any, or (iii) any liability for taxes arising out of payment of any amount awarded to Disston in the Disston Arbitration Proceedings and paid to the Liquidating Trust. The Company does not expect that the decision of the Panel will result in any liability to or impose any obligations on the Company, and the decision will not affect the $15.30 per share of Common Stock to be received by stockholders if the Merger Agreement is approved and adopted at the Special Meeting.

         The Disston Arbitration Proceedings relate to an action by Disston and its sole stockholder against Sandvik for, among other things, indemnification for certain environmental liabilities relating to Disston's Danville, Virginia facility (the "Danville Facility") resulting from activities prior to the

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acquisition of the property by Disston from Sandvik in 1982.
Although the Company has not been a party to the Disston Arbitration Proceedings or the action that gave rise to the Disston Arbitration Proceedings, the Company has funded certain costs related to the Disston Arbitration Proceedings and maintenance of the Danville Facility since the Company's acquisition of certain manufacturing assets owned by Disston.
In 1994, the Company acquired such assets, which did not include the Danville Facility or any other real estate, from Disston, and Disston retained certain liabilities, including all environmental liabilities and mortgage liabilities with respect to the Danville Facility. In connection with the Merger Agreement, the Company and Disston had entered into an agreement that would have allowed the Company to recapture the costs described above and share in any amounts awarded to Disston in the Disston Arbitration Proceedings. In addition, under the terms of the Merger Agreement, Greenfield had approved the establishment of a Liquidating Trust for the benefit of the stockholders of the Company, which was to be formed in January solely for the purpose of receiving from the Company all of its right, title and interest in and to any recoveries from the Disston Arbitration Proceedings. In connection with the decision by the Panel, Disston has not been awarded monetary damages and has informed the Company that it will not appeal the order of the Panel. Accordingly, the Company will not establish the Liquidating Trust, and stockholders of the Company will not receive any additional consideration beyond the $15.30 per share of Common Stock of the Company that Greenfield has agreed to pay if the Merger Agreement is approved and adopted at the Special Meeting. The Company previously had estimated each stockholder's share of the assets to be conveyed to the Liquidating Trust at $0.15 per share of Common Stock of the Company. The Disston Arbitration Proceedings are discussed more fully in the Proxy Statement under "The Merger - The Liquidating Trust."

         Shields & Company, Inc. ("Shields"), the Company's financial advisor, has rendered an opinion (a copy of which is attached as Annex III to the Proxy Statement) to the Board to the effect that, in its opinion, the cash consideration to be received by stockholders of the Company in the Merger is fair to such stockholders from a financial point of view. As indicated on page 18 of the Proxy Statement, in rendering its opinion, Shields did not ascribe any value to the assets to be conveyed to the Liquidating Trust. Accordingly, the Board has not requested that Shields update its opinion in light of the decision of the Panel. The opinion of Shields is discussed more fully in the Proxy Statement under "The Merger -
Opinion of Financial Advisor."

         IF YOU HAVE NOT DONE SO ALREADY,
PLEASE SIGN, DATE AND RETURN THE PROXY
THAT PREVIOUSLY WAS DISTRIBUTED TO YOU
WITH THE PROXY STATEMENT, EVEN IF YOU PLAN
TO ATTEND THE SPECIAL MEETING.  IF YOU WISH
TO REVOKE ANY PROXY THAT YOU HAVE
DELIVERED TO THE COMPANY PRIOR TO THE
DATE OF THIS LETTER OR PRIOR TO THE DATE OF
THE SPECIAL MEETING, YOU MAY DO SO BY (I)
FILING WITH THE CLERK OF THE COMPANY, AT
OR BEFORE THE SPECIAL MEETING, A WRITTEN
NOTICE OF REVOCATION BEARING A LATER DATE
THAN THE PROXY, (II) DULY EXECUTING A
SUBSEQUENT PROXY RELATING TO THE SAME
SHARES AND DELIVERING IT TO THE CLERK OF
THE COMPANY AT OR BEFORE THE SPECIAL
MEETING, OR (III) ATTENDING THE SPECIAL
MEETING AND VOTING IN PERSON (ALTHOUGH
ATTENDANCE AT THE SPECIAL METING WILL NOT
IN AND OF ITSELF CONSTITUTE A REVOCATION OF
A PROXY).  ANY WRITTEN NOTICE REVOKING A
PROXY SHOULD BE SENT TO: RULE INDUSTRIES,
INC., 70 BLANCHARD ROAD, BURLINGTON,
MASSACHUSETTS 01803, ATTENTION: CLERK.



By the Board of Directors of Rule Industries, Inc.

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